Exhibit 23.6

March 14, 2025

Board of Directors

Chenghe Acquisition II Co.

Unit 2307, Tower One, Lippo Centre,
89 Queensway, Hong Kong

Re:	Registration Statement on Form F-4 (the “Registration Statement”) of Chenghe Acquisition II Co. to be filed with the Securities and Exchange Commission on the date hereof

Dear Board of Directors:

Reference is made to our opinion letter (“opinion”), dated September 16, 2024.

Our opinion was provided for the information and assistance of the Board of Directors of Chenghe Acquisition II Co. (the “Company”) in connection with and for purposes of its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form F-4 under the caption “SPAC SHAREHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL – Opinion of EntrepreneurShares LLC” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex G to such Proxy Statement/Prospectus.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ EntrepreneurShares LLC

ENTREPRENEUR SHARES LLC